Exhibit 99.1

Watsco Sets New Records for Sales, Operating Income, Net Income

and EPS During First Quarter

25% EPS Growth and 20 Basis-Point Operating Margin Expansion

Adoption of Customer-Focused Technologies Grows as Business Transformation Continues

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 24, 2018 – Watsco, Inc. (NYSE: WSO) reported record results for the quarter ended March 31, 2018.

The record results reflect continued investment in technologies designed to revolutionize Watsco’s customer-experience and help customers grow their businesses. Most notably, the digitization of Watsco’s marketplace via e-commerce and iOS/Android-enabled apps, supported by the industry’s most complete database of product information, made further progress. Ecommerce sales run-rate is approaching 30% of revenues.

Key performance metrics:

•	25% earnings per share growth to a record 89 cents

•	31% increase in net income to $34 million

•	11% operating income increase to a record $54 million

•	20 basis-point expansion in operating margins to 5.8%

•	6% sales growth to a record $927 million (7% increase in U.S. markets)

•	6% increase in gross profit to a record $231 million (20 basis-point lower gross margin)

•	20 basis-point decline in SG&A as a percentage of sales to 19.3%

•	$191 million debt reduction versus a year ago

Sales trends:

•	8% growth in HVAC equipment (66% of sales)

•	5% growth for other HVAC products (29% of sales)

•	Flat sales for commercial refrigeration products (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco delivered another record quarter with strong growth rates for residential and commercial HVAC systems from increasing unit demand and an improved mix of high-efficiency systems. The results also reflect investments in 140 new customer-facing employees positioned to drive long-term growth, enhance customer service and build market share. Although it is early, we are optimistic that 2018 will be a record year for our company.”

It is important to note that the first quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality.

Technology Strategy

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served in the marketplace. Watsco believes that speed, productivity and efficiency will be ever more critical as the digital era progresses and is investing to ensure an unparalleled customer-experience among HVAC wholesale distributors. Since 2012, Watsco’s technology team has grown from approximately 60 employees to 180 employees and the present annual run-rate for technology-related spending is approximately $24 million.

Customer adoption of Watsco’s technology platforms increased during the first quarter, enabling more contractor interaction 24 hours a day to find products, place orders and obtain technical support. The customer-obsessed innovations introduced by Watsco include:

•	Mobile apps, websites and e-commerce platforms that employ the industry’s leading, data-rich repository of product information.

•	Business intelligence and data analytics expertise to enable insightful assistance and decision-making by 600+ managers.

•	Proprietary order fulfillment software to improve speed, accuracy and convenience of the pick, pack and ship process.

•	Predictive analytics-driven demand planning and inventory optimization software to improve order fill-rates, increase inventory turns, reduce real estate requirements and improve long-term productivity.

A.J. Nahmad, Watsco’s President said, “We are inspired by the initial progress and we look forward to seeing adoption at scale, which will take time. In terms of scale, we service approximately 250,000 contractors and technicians across our 563 locations and complete over 7 million sale transactions a year. We have only scratched the surface of what is possible in terms of value creation and realization. What’s important is that these investments are helping our customers win, and when our customers win, we win.”

Dividends & Cash Flow

Watsco has paid cash dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. We announced a 16% increase in our annual dividend rate to $5.80 per share effective April 2018. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2018. Since 2000, Watsco’s operating cash flow was approximately $2.2 billion compared to net income of approximately $2.0 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Tax Cuts and Jobs Act of 2017

First quarter 2018 results reflect lower income tax expense as a result of the passage of the Tax Cuts and Jobs Act of 2017. The Company’s effective income tax rate (net of taxes attributable to non-controlling interest) was 21% for the first quarter of 2018 versus 29% last year.

Technology Summit for Institutional Investors

Watsco and Baird LLC are hosting a technology-focused meeting for institutional investors on Friday, May 18, 2018 in Miami, Florida from 10:00 a.m. to 1:00 p.m. by invitation only. Leadership will provide a strategic overview of the Company, including an update of the various technology initiatives currently underway. A concurrent webcast will be provided on the Company’s website.

First Quarter Earnings Conference Call Information

Date: April 24, 2018

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 250,000 contractors and technicians visit or call one of its 563 locations each year to get information, obtain technical support and buy products.

HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarters Ended March 31,
	2018	2017
Revenues	$926,577	$872,095
Cost of sales	695,744	653,539

Gross profit	230,833	218,556
Gross profit margin	24.9%	25.1%

SG&A expenses	178,534	169,857

Other Income	1,638	0
Operating income	53,937	48,699
Operating margin	5.8%	5.6%

Interest expense, net	565	1,255

Income before income taxes	53,372	47,444
Income taxes	10,995	13,676

Net income	42,377	33,768
Less: net income attributable to non-controlling interest	8,158	7,587

Net income attributable to Watsco	$34,219	$26,181

Diluted earnings per share:
Net income attributable to Watsco shareholders	$34,219	$26,181
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	3,775	3,120

Earnings allocated to Watsco shareholders	$30,444	$23,061

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,320,110	32,679,806
Diluted earnings per share for Common and Class B common stock	$0.89	$0.71

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$58,073	$80,496
Accounts receivable, net	486,651	478,133
Inventories	810,021	761,314
Other	16,979	17,454

Total current assets	1,371,724	1,337,397
Property and equipment, net	90,238	91,198
Goodwill, intangibles, net and other	614,316	618,282

Total assets	$2,076,278	$2,046,877

Accounts payable and accrued expenses	$377,495	$416,233
Current portion of long-term obligations	236	244

Total current liabilities	377,731	416,477
Borrowings under revolving credit agreement	91,000	21,800
Deferred income taxes and other liabilities	57,921	57,623

Total liabilities	526,652	495,900

Watsco’s shareholders’ equity	1,292,714	1,297,953
Non-controlling interest	256,912	253,024

Shareholders’ equity	1,549,626	1,550,977

Total liabilities and shareholders’ equity	$2,076,278	$2,046,877

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarters Ended March 31,
	2018	2017
Cash flow from operating activities:
Net income	$42,377	$33,768
Non-cash items	11,764	11,882
Changes in working capital	(95,755)	(11,333)

Net cash (used in) provided by operating activities	(41,614)	34,317

Cash flow from investing activities:

Capital expenditures, net	(3,432)	(4,127)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(46,581)	(37,383)
Net proceeds under revolving credit agreement	69,200	45,006
Purchase of additional ownership from non-controlling interest	—	(42,688)
Distributions to non-controlling interest	(2,178)	(6,798)
Other	2,898	2,934

Net cash provided by (used in) financing activities	23,339	(38,929)

Effect of foreign exchange rate changes on cash and cash equivalents	(716)	150

Net decrease in cash and cash equivalents	(22,423)	(8,589)
Cash and cash equivalents at beginning of period	80,496	56,010

Cash and cash equivalents at end of period	$58,073	$47,421